Exhibit 3(c)


                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          INTERSTATE/JOHNSON LANE, INC.
                                  (Section 242)


      The undersigned corporation hereby executes and certifies this Certificate of Amendment for the purpose of amending its Certificate of Incorporation.

      1. The name of the corporation is Interstate/Johnson Lane, Inc.

      2. At a meeting of the Board of Directors of Interstate/Johnson, Lane, Inc., the following amended Article VI of the Certificate of incorporation was duly adopted, upon approval by the Company's stockholders:

            The business of the corporation shall be managed by a Board of Directors, and the number of Directors comprising the Board shall be fixed by the By-Laws and such number may from time to time be increased or decreased in such manner as provided by the By-Laws of the corporation. Each Director shall be classified as Class I, Class II and Class III Directors and will serve staggered one, two and three-year terms. At each annual meeting following the initial classification and election, the successors to the class of directors whose terms expire at that meeting would be elected for a term of office to expire at the third succeeding annual meeting after their election and until their successors have been duly elected and qualified.

      3. Thereafter, pursuant to the resolution proposing the amendment of
Article VI of the Certificate of Incorporation, the annual meeting of stockholders of said corporation was duly called and held on January 21, 1997, at which meeting the necessary number of shares as required by Delaware statute was voted in favor of the amendment.

      4. Said amendment was duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, said Interstate/Johnson Lane, Inc. has caused this certificate to be signed by Edward C. Ruff, its Vice President/Chief Financial Officer, and Michael D. Hearn, its Secretary, this 29th day of January, 1997.

                                    INTERSTATE/JOHNSON LANE, INC.


                                    BY:   /s/ Edward C. Ruff
                                        ----------------------------------------

                                          Edward C. Ruff
[Corporate Seal]                          Vice President/Chief Financial Officer

ATTEST:


BY:   /s/ Michael D. Hearn
    -------------------------
      Michael D. Hearn
      Secretary